Exhibit 12.1

                                 USX CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                    TOTAL ENTERPRISE BASIS - (Unaudited) (a)
           ----------------------------------------------------------
                              (Dollars in Millions)

                               Nine Months
                                  Ended           Year Ended December 31
                               September 30  --------------------------------
                                1997  1996*  1996*  1995*   1994*  1993*  1992*
                                ----   ----   ----   ----    ----   ----   ----
Portion of rentals
  representing interest         $60     $59    $78    $76     $83    $81    $83
Capitalized interest             17       9     11     13      58    105     78
Other interest and fixed
  charges                       242     289    382    452     456    365    404
Pretax earnings which would
  be required to cover
  preferred stock dividend
  requirements of parent         17      27     36     46      49     44     14
                                ----   ----   ----   ----    ----   ----   ----
Combined fixed charges
  and preferred stock
  dividends (A)                $336    $384   $507   $587    $646   $595   $579
                                ====   ====   ====   ====    ====   ====   ====
Earnings-pretax income
  with applicable
  adjustments (B)             $1386   $1295  $1837   $877   $1300   $239   $338
                                ====   ====   ====   ====    ====   ====   ====

Ratio of (B) to (A)            4.13    3.37   3.62   1.49    2.01    (b)    (b)
                                ====   ====   ====   ====    ====   ====   ====

      (a) Amounts represent combined fixed charges and earnings from continuing operations.

      (b) Earnings did not cover combined fixed charges and preferred stock dividends by $356 million for 1993 and by $241 million for 1992.

      *    Amounts have been reclassified to conform to 1997 classifications.
